Exhibit 4.3
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the securities of InvenTrust Properties Corp. (“our company,” “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our charter (our “charter”), and our fourth amended and restated bylaws (our “bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our charter, bylaws and the applicable provisions of the Maryland General Corporation Law (the “MGCL”) for additional information. Our common stock, $0.001 par value per share (“Common Stock”), is the only class of our securities registered under Section 12 of the Exchange Act.
General
Our charter provides that we may issue up to 146,000,000 shares of Common Stock and up to 40,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). Our board of directors (the “Board of Directors” or the “Board”) has the power, with the approval of a majority of the Board and without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.
Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.
Common Stock
All of the outstanding shares of our Common Stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of holders of any other class or series of our stock, and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, our common stockholders are entitled to receive dividends when authorized by our Board and declared by us out of assets legally available for the payment of dividends and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities.
Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be provided in our charter, each outstanding share of our Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, our common stockholders possess exclusive voting power. Cumulative voting in the election of directors is not permitted.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our Common Stock have equal dividend, liquidation and other rights. Our charter provides that our stockholders generally have no appraisal rights.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters.
Our charter authorizes our Board of Directors to reclassify any unissued shares of our Common Stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.
Preferred Stock
Under the terms of our charter, our Board of Directors is authorized to classify any unissued shares of our Preferred Stock and to reclassify any previously classified but unissued shares of Preferred Stock into other classes or series of stock. Before the issuance of shares of any class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for such class or series. As of the date of this filing, we have no outstanding shares of Preferred Stock, and we presently have no plans to issue any shares of any class or series of Preferred Stock.
Power to Issue Additional Shares of Common Stock and Preferred Stock
We believe that the power to issue additional shares of our Common Stock or Preferred Stock and to classify or reclassify unissued shares of our Common Stock or Preferred Stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our stockholders, unless stockholder approval is required by the terms of any class or series of our stock, applicable law or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that (i) has priority over shares of our Common Stock with respect to dividends or other distributions or rights upon liquidation, exclusive or class voting rights or with other terms and conditions, or (ii) could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our Common Stock or that our common stockholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”
Restrictions on Ownership and Transfer
In order to maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, (the “Code”), our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
In order to qualify as a REIT and for other purposes, our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person, as defined by the charter, may own. Our charter provides that, subject to the exceptions described below, no person may beneficially or constructively own (i) more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock, or (ii) more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of all classes and series of our capital stock. We refer to the foregoing restrictions as the “Ownership Limits.”
Our charter also prohibits any person from:
•beneficially or constructively owning shares of our capital stock to the extent that such beneficial or constructive ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);
•transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);
•beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause any income of the company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, beneficial ownership or constructive ownership that would result in the company actually or constructively owning a 10% or greater interest in a tenant as described in Section 856(d)(2)(B) of the Code); or
•beneficially or constructively owning shares of our capital stock if such beneficial or constructive ownership would otherwise cause us to fail to qualify as a REIT under the Code.
Our Board of Directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our Board of Directors any representations, covenants and undertakings that are reasonably necessary for our Board of Directors to conclude that (i) granting the exemption will not (a) result in our being “closely held,” (b) cause any of our income that would otherwise qualify as “rents from real property” to fail to qualify as such or (c) cause us to otherwise fail to qualify as a REIT and (ii) the person does not actually or constructively own an interest in a tenant of the Company that would cause the Company to actually or constructively own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant. Such person must also agree that any violation or attempted violation of such covenants (or any other action that is contrary to the transfer and ownership restrictions contained in our charter) will result in such shares of our capital stock being automatically transferred to a trust as described below. Our Board of Directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors, in its sole discretion, in order to determine or ensure our status as a REIT and may impose such conditions or restrictions as it deems appropriate in connection with granting any such exemption.
Our Board of Directors may, in its sole and absolute discretion, increase or decrease any or both of the Ownership Limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of shares of our stock or beneficial or constructive ownership of our stock will violate the decreased ownership limit. Our Board of Directors may not increase or decrease any Ownership Limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock, could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or could otherwise cause us to fail to qualify as a REIT.
Any attempted transfer of shares of our capital stock (or other event or change) which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust or trusts for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, pursuant to the above, the excess shall be paid to the trustee upon demand.
In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise, gift or other similar transaction, the market price at the time of the devise, gift or other similar transaction) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.
Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us or, in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with any other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
Every owner of more than 5% (or any lower percentage as required by the Code or the Treasury regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must promptly provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares of Common Stock or otherwise be in the best interest of our stockholders.
Certain Provisions of Maryland Law and Our Charter and Bylaws
The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and our bylaws.
Our Board of Directors
According to our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire Board of Directors but may not be fewer than the minimum number required under the MGCL (which is currently one) nor, unless our bylaws are amended, more than eleven.
Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire Board of Directors. Any individual so elected as a director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.
Each of our directors will be elected by our common stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our Common Stock will have no right to cumulative voting in the election of directors. Our bylaws provide that each director shall be elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, a director may be removed at any time, with or without cause and without the necessity for concurrence by the directors, by the affirmative vote of the holders of not less than a majority of the votes outstanding and entitled to be cast generally in the election of directors.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:
•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.
A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.
After such five-year period, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. We have elected, by resolution of our Board, to opt out of the business combination provisions of the MGCL, provided that such business combination has been approved by our Board (including a majority of directors who are not affiliated with the interested stockholder). Our bylaws provide that we may not opt-in to the business combination provisions of the MGCL without the approval of our stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of our directors.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (i) the person who has made or proposes to make the control share acquisition; (ii) any officer of the corporation; or (iii) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of a company to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the last control acquisition by the acquirer or, if a meeting of stockholders is held at which rights of such shares of stock are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholder’s meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. Our Board of Directors may not amend or eliminate this provision without the approval by the affirmative vote of at least a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of our directors.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act, as amended, and with at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•a classified board;
•a requirement that a director may be removed only by the vote of the holders of two-thirds of all votes entitled to be cast generally in the election of directors;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and
•a requirement that a special meeting of the stockholders be called at the request of stockholders only if requested by stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.
Through provision in our charter and bylaws unrelated to Subtitle 8, we already vest in our board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and provide that a special meeting of stockholders will be called at the request of stockholders entitled to cast a majority of votes entitled to be cast. As a result of the Board’s previously adopted resolutions on September 20, 2021, we are prohibited from electing to be subject to the provisions of Subtitle 8 that would permit us to classify the Board without stockholder approval, and such prohibition may not be repealed unless a proposal to repeal such prohibition is approved by the affirmative vote of at least a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of our directors.
Amendments to Our Charter and Bylaws
Our charter generally may be amended only if such amendment is declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. Our Board of Directors and stockholders have the concurrent power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Exclusive Forum for Certain Disputes
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the corporation to the corporation or to the stockholders of the corporation or (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the MGCL, the charter or bylaws, or (b) any action asserting a claim against the corporation or any director or officer or other employee of the corporation that is governed by the internal affairs doctrine. This choice of forum provision will limit a stockholder’s ability to bring a claim in another judicial forum, including in a judicial forum that it believes is favorable for disputes with us or our directors, officers, managers, agents or employees, which may discourage lawsuits against us and our directors, officers, managers, agents or employees.
Meetings of Stockholders
Under our bylaws, annual meetings of stockholders will be held each year at a date and time determined by our Board of Directors. Special meetings of stockholders may be called by our Board of Directors, the chair of our Board of Directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and other materials required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
Advance Notice of Director Nominations and New Business
Our bylaws provide that:
•with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders at the annual meeting may be made only
◦pursuant to our notice of the meeting;
◦by or at the direction of our Board of Directors; or
◦by a stockholder who was a stockholder of record at the record date set by our Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual nominated or on such other business, and who has complied with the advance notice procedures set forth in, and provided the information and other materials required by, our bylaws; and
•with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our Board of Directors may be made only
◦by or at the direction of our Board of Directors;
◦by a stockholder of the Company present in person at the special meeting that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws and that has supplied the information and other materials required by our bylaws with respect to each individual whom the stockholder proposes to nominate for election of directors; or
◦provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder present in person at the special meeting who is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in and provided the information and other materials required by, our bylaws.
The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our Board of Directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our Board of Directors, to inform stockholders and make recommendations regarding the nominations or other proposals.
Proxy Access Procedures for Qualifying Stockholders
Our bylaws permit a stockholder, or a group of no more than 20 stockholders, that owns at least 3% or more of the shares of our Common Stock continuously for at least three years to nominate and include in our proxy materials candidates for election as directors of the Company, subject to certain terms and conditions. Such stockholder(s) or group(s) of stockholders may nominate director candidates constituting up to the greater of two individuals or 20% of our Board of Directors, provided that the stockholder(s) and the director nominee(s) satisfy the eligibility, notice and other requirements specified in the bylaws.
Limitation of Liability and Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and:
◦was committed in bad faith; or
◦was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.
Our charter and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:
•any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
Our charter and bylaws also permit us, with the approval of our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
REIT Qualification
Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or to continue to, be qualified as a REIT. Our charter also provides that our Board of Directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required for us to qualify as a REIT.